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EXHIBIT 10.3

DANVERSBANK
PHANTOM STOCK PLAN

As Amended and Restated as of January 1, 2005

        The Danvers Savings Bank Phantom Stock Plan, as adopted by Danversbank (the "Bank"), a Massachusetts community bank, a wholly owned subsidiary of Danvers Bancorp, Inc., a mutual form of organization (the "Company"), effective January 1, 2000, for the benefit of specified officers of the Bank, as previously amended and restated as of January 1, 2003, is further amended and restated as of January 1, 2005 and renamed the Danversbank Phantom Stock Plan (the "Plan"). The purpose of the Plan is to retain Trustees and key officers and to reward such Trustees and officers for their contributions and loyalty to the Bank by allowing them to share in the growth of the Bank through their good efforts, through appreciation in the value of the Bank.

Article I
Definitions and Construction

        1.1    Definitions.    For purposes hereof, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

  (a)
  "Account" shall mean the bookkeeping account established and maintained by the Bank for each Participant. Notwithstanding any other provision of the Plan that may be construed to the contrary, the amounts credited to a Participant's Account under the Plan are for measurement purposes only and shall not be considered or construed in any manner as an actual contribution or investment.

  (b)
  "Beneficiary" shall mean the person or persons designated by a Participant to receive any benefits payable hereunder in the event of the death of the Participant, or in the absence of such a designated Beneficiary, the Participant's estate.

  (c)
  "Board of Trustees" or "Board" shall mean the Board of Trustees of the Bank.

  (d)
  "Committee" shall mean the Bank's compensation committee appointed to manage and administer the Plan and the individual Plan Agreements in accordance with the provisions of Article XIII hereof. Except in the case of the President/CEO, no Participant in the Plan shall be appointed to the Committee.

  (e)
  "Date of Grant" shall mean the Effective Date as stated in the Participant's Plan Agreement.

  (f)
  "Change-in-Control" means the earliest date upon which one of the following events is consummated: the sale of all or substantially all of the assets of the Company or the Bank; a merger of the Company or the Bank into another banking institution or entity where the Company or the Bank is not the surviving entity; issuance of 10% or more of the stock of the Bank (other than to the Company or an entity controlled by the Company ("Intermediate Holding Company")) or of the Company or any Intermediate Holding Company (other than to the Company); or, whenever individuals who are Continuing Directors of the Company or of the Bank (as defined hereafter) cease for any reason to constitute at least a majority of the Board of Directors of the Company or the Bank, respectively. For this purpose, a "Continuing Director' shall mean (i) an individual who was a Director of the Company or a Trustee of the Bank as of January 1, 2000 (the "Effective Date'), or (ii) any new Trustee or Director whose election to the Board of Trustees or Directors of the Company or the Bank, as the case may be, was approved by a vote of at least two-thirds of the Trustees or Directors of the Company or the Bank, as applicable, then still in office who were either Trustees or Directors as of the Effective Date or whose election was previously so approved.

  (g)
  "Eligible Person" shall mean any Trustee or officer of the Bank.

  (h)
  "Participant" shall mean an Eligible Person who is specified by the Committee to participate in the Plan.

  (i)
  "Phantom Share" shall mean a unit of value credited to the Accounts of Participants and distributed according to the terms of the Plan.

  (j)
  "Plan Agreement" shall mean the written agreement that is entered into by and between the Bank and a Participant.

  (k)
  "Plan" shall mean the Danversbank Phantom Stock Plan as set forth herein, as the same may be amended from time to time.

  (l)
  "Service Period" shall mean the ensuing period of continuous service.

Article II
Eligibility and Participation

        2.1    Eligibility.    In order to be eligible for participation in the Plan, an Eligible Person must be selected by the Committee, of the Board of Trustees, which, in its sole and absolute discretion, shall determine eligibility for participation in accordance with the purposes of the Plan. Participation in the Plan shall be limited to the Participants. The Plan is intended to constitute a non-qualified, unfunded compensation plan for a select group of management or highly compensated employees under Title I or the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time ("ERISA").

        2.2    Acceptance.    In order to participate, an Eligible Person selected for participation in the Plan must sign a Plan Agreement. The Eligible Person's participation in the Plan shall commence only upon execution of a Plan Agreement by both parties.

Article III
Grants

        3.1    Initial Grants.    Phantom Shares shall be granted to such Participants, as the Committee or CEO of the Bank shall determine pursuant to section 6.3. If any Phantom Shares awarded under the Plan shall be forfeited or canceled, such Phantom Shares may again be awarded under the Plan. Phantom Shares shall be granted at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Committee shall determine.

        3.2    Additional Grants.    Additional Grants to a Participant may be awarded as the Committee or CEO of the Bank shall, in their sole discretion, deem appropriate pursuant to Section 6.3.

        3.3    Number of Units.    The Plan shall have a total of 870,418 phantom shares available for awards to Participants.

Article IV
Accounts

        4.1    Accounts.    Phantom Shares granted to a Participant shall be credited to the Account established and maintained for such Participant. The Account of a Participant shall be the record of Phantom Shares granted to the Participant under the Plan and is solely for accounting purposes and shall not require a segregation of any Bank assets. Each Phantom Share shall be valued by the Committee in the manner provided in Article VI. Each grant of Phantom Shares under the Plan to a Participant and the value of such Phantom Shares as of the date of grant shall be communicated by the Committee in writing to the Participants within seven (7) days after the date of grant.

Article V
Vesting

        5.1    Vesting Schedule.    The Participant's Phantom Shares, which are not fully vested on the date of the Participant's Plan Agreement, shall vest and become nonforfeitable according to the following schedule:

        The Initial Phantom Shares granted as of January 1, 2000, shall vest as follows:

Anniversary of Effective Date of Plan Agreement	Cumulative Percentage of Phantom Shares Vested
First	0%
Second	0%
Third	60%
Fourth	60%
Fifth	100%

        All subsequent Phantom Share grants, following the initial grant on January 1, 2000, shall vest according to the following schedule:

Anniversary of Effective Date of Plan Agreement	Percentage of Phantom Shares Vested
First	0%
Second	0%
Third	0%
Fourth	0%
Fifth	100%

        Notwithstanding the above vesting schedule, the intended service period for all grants made under this Plan shall be five (5) years.

        The vesting schedule for grants to Trustees shall be as follows:

Anniversary of Effective Date of Plan Agreement	Percentage of Phantom Shares Vested
First	0%
Second	0%
Third	100%

        5.2    Other Vesting Events.    Notwithstanding the provisions of Section 5.2 above, effective as of January 1, 2005, all Phantom Shares granted to a Participant shall become fully vested and non-forfeitable upon the Participant's termination of employment with the Bank due to such Participant's death or disability, or retirement on or after attainment of age 65. In the case of a Participant who is a Trustee, all Phantom Shares shall become fully vested and non-forfeitable upon the Participant's retirement after at least 12 years of service on the Board of Trustees of the Bank. For purposes of this Section 5.2, a Participant will be considered disabled if, the Participant meets the qualifications to receive benefits under the Bank's Long Term Disability Plan.

        5.3    Forfeitures.    Except as otherwise specified, Phantom Shares not vested on the date of a Participant's termination of employment with the Bank shall be forfeited by the Participant.

        5.4    Exceptions.    Notwithstanding any other contrary provisions contained in the Article V, the Committee, at its discretion, may vary or accelerate the vesting schedule for an individual Participant.

Article VI
Valuation of Phantom Shares

        6.1    General Valuation.    For all purposes of the Plan, the Price Per Share (PPS) of a Phantom Share will be an amount equal to the Price Per Share, as of the applicable date, as determined pursuant to Section 6.2 below or, in extraordinary circumstances only, such as adverse or favorable results of operations due to economic conditions outside of the control of management, charitable contributions made by the Company or the Bank into a trust, etc., the Committee may in its sole discretion determine the PPS in a fair and reasonable manner.

        6.2    Price Per Share.    The PPS on January 1, 2000, shall be deemed to be $10.00 (ten dollars) based upon a FYBV (defined below) as of December 31, 1999 of $34,816,724, and 3,481,672 Phantom Shares (PS). The PPS as of the first day of each subsequent year shall be the end of fiscal year book value (FYBV) determined as of the preceding December 31 divided by 3,481,672 Phantom Shares (PS) pursuant to the following formula:

FYBV ÷ PS = PPS

    Where:

    FYBV shall be the Retained Income, exclusive of any FASB 115 effect, as reported in the Danvers Bancorp. Inc. audited year-end consolidated financial statements;

    PS is equal to 3,481,672 Phantom Shares issued at the Plan's inception; and,

    PPS is the book value per share.

        6.3    Participation.    Participation shall mean the number of Phantom Shares credited to a Participant's account each year. Participation shall be determined in the following manner:

  (a)
  In the first year of the Plan, the Committee shall determine the number of Phantom Shares available for grant for that year, and in subsequent years the number of shares available for grant shall be determined under subparagraph 6.3(c);

  (b)
  In any year of participation by any Participant, Participation for such Participant shall be set by the Chief Executive Officer of the Bank. Participation for the Chief Executive Officer in any year of participation shall be set by the Committee;

  (c)
  The total number of shares available for grant in any year after the initial year of this Plan shall be equal to the number of Phantom Shares granted in the prior year adjusted upward or downward, as the case may be, by a percentage equal to the average percentage change in FYBV from year-to-year for the two fiscal years prior to the current year of grant. As an example, for grants to be made as of 1/1/02, the percentage applied to the number of Phantom Shares granted as of 1/1/01 will be equal to the average percentage change in FYBV from (i) 12/31/99 to 12/31/00 and (ii) 12/31/00 to 12/31/01. In no case shall the number of shares available for grant in any year increase by more than sixteen percent (16.00%) from year-to-year.

At the Committee's discretion, the Committee may disregard subparagraphs (a) and (b), above, and independently determine Participation in any year.

Article VII
Payment of Benefits

        7.1    Timing.    The Participant shall receive from the Bank the cash equal to the value of his/her vested Phantom Shares upon each vesting according to one of the methods described in Section 7.2.

Except as provided in Section 7.2(c), the value of such Phantom Shares shall be based on the PPS determined as of the beginning of the fiscal year which contains such anniversary.

        7.2    Methods of Payment.    Payment of vested Phantom Shares shall be made according to one of the following methods:

  (a)
  Lump sum payment in cash equal to the value of 100% of the Participant's vested Phantom Shares as soon as practicable after the determination of such value.

  (b)
  Payment of the cash equal to the value of from 10% to 100% of the Participant's vested Phantom Shares into a nonqualified deferred compensation plan of the Bank, with any undeferred amounts paid according to subparagraph (a) above.

  (c)
  If the Phantom Shares become payable pursuant to Section 5.2, they shall be valued as of the beginning of the fiscal year following retirement, death or disability and unless otherwise deferred pursuant to Section 7.3, shall be paid in a lump sum in cash as soon as practicable thereafter, and in no event later than March 15 of the year following the year in which retirement, death or disability occurs.

        7.3    Election.    A Participant's election to defer must generally be made in the year prior to the year of grant of Phantom Shares; provided, however, that Participants with non-vested Phantom Shares outstanding in 2005 may file a deferral election no later than March 15, 2005.

        7.4    Payment Upon Change of Control.    Upon a Change-in-Control, this Plan shall terminate and each Participant then employed by the Bank shall become fully vested in all of such Participant's outstanding Phantom Shares under the Plan and shall become immediately entitled to receive payment of the value of the Phantom Shares in accordance with the provisions of this Article VII. For purposes of determining the final value of the Phantom Shares, the FYBV for the year of the Change-in-Control shall be determined as of December 31 immediately prior to the year of the Change-in-Control.

        7.5    Discharge.    Any payment made by the Bank in good faith in accordance with the provisions of this Plan and a Participant's Plan Agreement shall fully discharge the Bank from all further obligations with respect to such payment.

        7.6    Voting and Dividend Rights.    The Participant shall have no voting and dividend rights.

        7.7    Withholding.    The Bank shall have the right to deduct from all amounts paid pursuant to the Plan, and if necessary from any current or future compensation payable by the Bank to the Participant, any taxes required by law to be withheld with respect to such payments.

Article VIII
Source of Benefits

        8.1    Benefits Payable From General Assets.    Amounts payable hereunder shall be paid exclusively from the general assets of the Bank, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Bank from which payments may be made. The rights of each Participant hereunder shall be solely those of an unsecured creditor of the Bank. The Bank's liability for the payment of benefits hereunder shall be evidenced only by this Plan and each Plan Agreement entered into between the Bank and a Participant.

        8.2    Investments to Facilitate Payment of Benefits.    The Bank shall not be obligated to invest in any specific asset or fund. However, in order to provide the means for the payment of any liabilities under this Plan, the Bank may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund.

        8.3    Trust.    Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Bank, provided, however, that the Bank may establish a separate trust to accumulate funds to discharge its obligations hereunder. Provided further, however, that such a trust does not cause the Plan to be considered to be funded for purposes of Title I of ERISA. The Participant and his Beneficiary shall have no rights, title, or interest in any such trust.

        8.4    Short-Term Deferral.    As payments under this Plan are made upon vesting and thus satisfy the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended, it is the Bank's intention that this Plan not be considered a deferred compensation plan within the meaning of Section 409A. To the extent a Participant makes a deferral election under Section 7.2(b), only such deferrals to the Bank's Deferred Compensation Plan are considered subject to the requirements of Section 409A.

Article IX
Termination of Employment

        9.1   Neither this Plan nor a Participant's Plan Agreement, either singly or collectively, in any way obligates the Bank to continue the employment of a Participant, nor does either limit the right of the Bank at any time and for any reason to terminate the Participant's employment. Termination of a Participant's employment with the Bank, for any reason, whether by action of the Bank or the Participant, shall immediately terminate his participation in this Plan, except as otherwise expressly provided herein. In no event shall this Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever.

Article X
Termination, Amendment, Modification, or Supplement of Plan

        10.1    Termination.    The Bank reserves the right to terminate, amend, modify, or supplement this Plan, or any Plan Agreement, wholly or partially, from time to time, or at any time, provided, however, that except as provided in Section 10.2 below, no change shall be effective as to Phantom Shares under any Plan Agreement then in effect without the written consent of such Participant.

        10.2    Rights and Obligations Upon Termination.    Upon termination of this Plan, the Bank shall pay all vested benefits as provided in this Plan.

Article XI
Other Benefits and Agreements

        11.1 The benefits provided for a Participant and his Beneficiary hereunder and under such Participant's Plan Agreement are in addition to any other benefits available to such Participant under any other program or plan of the Bank for its employees, and, except as may be otherwise expressly provided for, this Plan and the Plan Agreements entered into hereunder shall supplement and shall not supersede, modify, or amend any other program or plan of the Bank or a Participant. Moreover, benefits under this Plan and the Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing contributions or benefits under any welfare benefit plan maintained by the Bank or any of its subsidiaries or retirement plan maintained by the Bank or any of its subsidiaries which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Article XII
Restrictions on Alienation of Benefits

        12.1 No right or benefit under this Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge; any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan or under any Plan Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

Article XIII
Administration of This Program

        13.1    Appointment of Committee.    The general administration of this Plan, and any Plan Agreements executed hereunder, as well as the construction and the interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. Any such member of the Committee may resign by notice in writing, filed with the secretary of the Committee. Vacancies shall be filled promptly by the Board of Directors. Each person appointed a member of the Committee shall signify his acceptance by filing a written acceptance with the secretary of the Committee.

        13.2    Committee Officials.    The Board of Directors may designate one of the members of the Committee as Chairman and may appoint a secretary who need not be a member of the Committee. The secretary shall keep minutes of the Committee's proceedings and all date, records, and documents relating to the Committee's administration of this Plan and any Plan Agreement executed hereunder. The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

        13.3    Committee Action.    All resolutions or other actions taken by the Committee shall be the vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

        13.4    Committee Rules and Powers—General.    Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan, including Plan Agreements. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret this Plan and any Plan Agreements and to decide any and all matters arising thereunder or in connection with the administration of this Plan and any Plan Agreements, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Bank and all persons having or claiming to have any right or interest in or under this Plan.

        13.5    Reliance on Certificates, etc.    The members of the Committee and the officers and Directors of the Bank shall be entitled to rely on all certificates and reports made by any duly authorized legal counsel. Such legal counsel may be counsel for the Bank.

        13.6    Liability of Committee and the CEO.    No member of the Committee nor the CEO shall be liable for any act or omission of any other member of the Committee or the CEO or for any act or omission on his part, excepting only his own willful misconduct. The Bank shall indemnify and save harmless each member of the Committee and the CEO against any and all expenses and liabilities arising out of his membership on the Committee or acts pursuant this Plan to the fullest extent of the law, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Committee or the CEO shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee or the CEO may be entitled as a matter of law.

        13.7    Determination of Benefits.    In addition to the powers herein above specified, the Committee shall have the power to compute and certify, under this Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purpose.

        13.8    Information to Committee.    To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their retirement, death, or other cause for termination of employment, and such other pertinent facts as the Committee may require.

        13.9    Manner and Time of Payment of Benefits.    The Committee shall have the power, in its sole and absolute discretion, to change the manner and time of payment of benefits to be made to a Participant or his Beneficiary from that set forth in the Participant's Plan Agreement.

Article XIV
Miscellaneous

        14.1    Execution of Receipts and Releases.    Any payment to a Participant, a Participant's legal representative, or Beneficiary in accordance with the provisions of this Plan or any Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank. The Bank may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it may determine.

        14.2    No Guarantee of Interests.    Neither the Committee nor any of its members guarantee the payment of any amounts which may be or become due to any person or entity under this Plan or any Plan Agreement executed hereunder. The liability of the Bank to make any payment under this Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Bank.

        14.3    Bank Records.    Records of the Bank as to a Participant's employment, termination of employment, and other related matters shall be conclusive on all persons and entities, unless determined to be incorrect.

        14.4    Evidence.    Evidence required of anyone under this Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

        14.5    Notice.    Any notice which shall be or may be given under this Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Bank, such notice shall be addressed to the Bank, at its principal office shown on such Participant's Plan Agreement.

        14.6    Change of Address.    Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

        14.7    Effect of Provisions.    The provisions of this Plan and of any Plan Agreement executed hereunder shall be binding upon the Bank and its successors and assigns and upon a Participant, his Beneficiary, assigns, heirs, executors, and administrators.

        14.8    Compliance with Regulatory Requirements.    Nothing herein shall be deemed to obligate the Company or the Bank to make a payment hereunder in violation of any statute or regulatory order or directive applicable to the Company or the Bank.

        14.9    Headings.    The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

        14.10    Governing Law.    All questions arising with respect to this Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the Commonwealth of Massachusetts in effect at the time of their adoption and execution, respectively.

        14.11    Dispute Resolution/Arbitration.    The parties shall attempt in good faith to resolve any claim, controversy, or dispute of whatever nature arising between the parties (a "Dispute"), including, but not limited to, those arising out of or relating to this Plan, the Plan Agreement, or any other related documents, whether arising out of contract, tort, statute, or otherwise, promptly by negotiations between the parties. If the Dispute cannot be settled through direct negotiations, the parties shall participate in mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved Dispute shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration proceedings shall be conducted before a neutral arbitrator who is a member of the Bar of the Commonwealth of Massachusetts, has been actively engaged in the practice of law for at least fifteen (15) years and has substantial experience in connection with business transactions and interpretation of contracts. Upon the request of either party, the arbitrator's award shall include findings of fact and conclusions of law. Either party may seek review of the arbitrator's award before an arbitration review panel, comprised of three (3) arbitrators qualified in the same manner as the initial arbitrator (as set forth above). Review by the arbitration review panel must be requested in writing within ten (10) days of the initial arbitrator's award of such review shall be waived. The arbitration review panel shall be entitled to review all findings of fact and conclusions of law and conduct the review process in such manner as deemed appropriate by the arbitration review panel. The arbitration review panel shall have authority to modify the award under review in its discretion. Unless otherwise deemed appropriate by the arbitrator(s), the prevailing party shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys' and arbitrators' fee) related to the arbitration proceeding. The decision of the arbitrator(s), after exhausting the review provided above, shall be deemed the "arbitration award" and may be enrolled as a final judgment as otherwise provided by law.

Approved:

By:
Date:

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DANVERSBANK PHANTOM STOCK PLAN As Amended and Restated as of January 1, 2005